Exhibit 10.1

Senior Executive
Short Term Incentive Plan (STIP)

As Adopted by the Compensation Committee on March 22, 2018
Objectives
The Senior Executive Short-Term Incentive Plan (the “Plan”) is designed to align executives’ interests with Berkshire Bank’s (the “Bank”) and Berkshire Hill Bancorp, Inc.’s (the “Company”) strategic plan and critical annual performance goals by providing meaningful “pay-at-risk” that is earned each year based on performance results. The Plan is intended to motivate, recognize and reward senior executives for their individual and collective contributions to the growth and profitability of the Company and Bank. The Plan serves as a component of a competitive total compensation package that enables the Company and the Bank to attract and retain talent needed to drive the Company and the Bank’s future success.
Participants
Participants are executives of the Bank who are recommended by the Chief Executive Officer and approved by the Compensation Committee of the Company (the “Committee”) to participate in the Plan. The Chief Executive Officer, President, Chief Operating Officer and Senior EVPs are eligible to participate in the Plan, and such other executives as may be approved by the Committee.
Performance Period
The performance period and the Plan operate on a calendar year basis (January 1 through December 31) (the “Plan Year”).
Incentive Opportunity
Each participant will have an annual target incentive opportunity. At the start of each Plan Year, the Committee will define the corporate measures and goals which will serve as the basis for funding the incentive pool. Additionally, the Committee will approve the individual goals which will be used to determine the individual annual cash award (the “Award”).
Trigger/Performance Gate
The Committee may determine, in its sole discretion, that bonuses will not be paid to some or all Participants under the Plan for a particular Plan Year if certain corporate performance metrics are not satisfied by setting a trigger/performance gate. Once the trigger/performance gate is achieved, the plan payouts will be determined based on performance measures (corporate and individual) as outlined below.
Performance Measures
Payment of Awards in any Plan Year is contingent upon the performance objectives specified by the Committee for any Participant being met by that Participant. The specific goals are determined annually by the Committee and are subject to change by the Committee, and will be based on any one or more of the following, unless the Committee elects other criteria:

(1)	basic earnings per share;

(2)	basic cash earnings per share;

(3)	diluted earnings per share;

(4)	core earnings per share;

(5)	diluted cash earnings per share;

(6)	net income or core net income;

(7)	cash earnings or dividend generation;

(8)	net interest income;

(9)	non-interest income;

(10)	general and administrative expense to average assets ratio;

(11)	cash general and administrative expense to average assets ratio;

(12)	efficiency ratio;

(13)	cash efficiency ratio;

(14)	return on average assets or return on assets;

(15)	return on tangible average assets or return on tangible assets;

(16)	core return on average assets;

(17)	cash return on average assets;

(18)	return on average stockholders’ equity (total, common or preferred);

(19)	cash return on average stockholders’ equity;

(20)	core return on stockholders’ equity;

(21)	return on average tangible stockholders’ equity;

(22)	cash return on average tangible stockholders’ equity;

(23)	core earnings;

(24)	operating income;

(25)	operating efficiency;

(26)	core operating efficiency ratio;

(27)	net interest margin (which may be with purchased loan accretion and FTE adjustments);

(28)	growth in assets, loans (including home equity lines of credit), or deposits;

(29)	loan production volume;

(30)	non-performing loans, non-accruing loans to total loans, non-accruing and delinquent loans to total loans, all loans to total loans;

(31)	cash flow;

(32)	capital preservation (core or risk-based);

(33)	interest rate risk exposure-net portfolio value;

(34)	interest rate risk-sensitivity;

(35)	liquidity parameters, loans to deposits, excess borrowing capacity;

(36)
strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business/product expansion goals, and goals relating to acquisitions or divestitures, or goals relating to capital raising and capital management;

(37)	stock price (including, but not limited to, growth measures and total shareholder return);

(38)	operating expense as a percentage of average assets;

(39)	core deposits as a percentage of total deposits;

(40)	net charge-off percentage;

(41)	average percentage past due;

(42)	classified assets to total assets;

(43)	compliance/audit exam findings;

(44)	capital ratio, total capital to risk-weighted assets, common equity tier 1 to risk weighted assets, tier 1 capital to risk weighted assets, tier 1 capital to assets;
(45)    management achievement of strategic plan goals;

(46)	system knowledge & utilization of core applications;

(47)	customer service survey;

(48)	expense management;

(49)	asset quality;

(50)	book value per share;

(51)	tangible book value per share;

(52)	non-performing loans to loans;

(53)	non-performing assets to assets;

(54)	net-charge off to average loans;

(55)	fee income to net interest and fee income;

(56)	fee income to revenue;

(57)	total revenue;

(58)	yield to cost by product;

(59)	yield to cost by asset/liability class;

(60)	net interest spread;

(61)	cost of funds;

(62)	dividend payout ratio; or

(63)	any combination of the foregoing.

Performance measures may be based on the performance of the Company as a whole or on any one or more subsidiaries or business units of the Company or a subsidiary or business unit of the Bank, and may be measured relative to a peer group, an index or a business plan. The terms of an Award may provide that partial achievement of corporate and/or individual performance goals may result in partial payment. The Committee may provide for the exclusion of the effects of the following items: (i) extraordinary, unusual, and/or nonrecurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting principles, regulations or laws; or (iv) expenses incurred in connection with a merger, branch acquisition or similar transaction.
If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or its subsidiaries conducts its business or other events or circumstances render current performance measures and/or goals to be unsuitable, the Committee may modify such performance measures and/or goals, in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit during a performance period, the Committee may determine that the selected performance goals or applicable performance period are no longer appropriate, in which case, the Committee, in its sole discretion, may (i) adjust, change or eliminate the performance measures or change the applicable performance period; or (ii) cause a cash payment to be made to the Participant in an amount determined by the Committee.
Incentive Award Formula
Incentive awards paid reflect a combination of the corporate financial performance, strategic plan implementation and individual performance. This approach supports our desire to foster a collaborative team-oriented culture among our senior leadership team. Corporate financial results and achievement of the strategic business plan funds the incentive awards as follows, unless determined otherwise by the Committee, and the following formula may be used at the sole discretion of the Committee:

Incentive Target Opportunities for all Participants	X	Corporate Financial Performance Scorecard (0% - 150%)	X	Strategic Plan Multiplier (85% - 115%)	=	Funded Incentive Pool

The Committee will establish the Corporate Financial Performance Scorecard measures which will be used to determine the executive incentive pool on an annual basis. Each corporate performance measure is treated independently and performance between threshold, target and stretch will be interpolated to reward incremental performance. Performance below threshold will result in no award for that component. Unless determined otherwise by the Committee, the Corporate Financial Performance Scorecard result will be determined formulaically based on achievement of predefined performance goals.

Strategic Plan Multiplier
The Committee has the discretion to modify the pool +/- 15% based on its assessment of the level of achievement of corporate strategic goals during the year. In addition, the Committee will consider and discuss overall risk and can adjust the pool downward to reflect any risk or regulatory issues.
Individual performance is measured in a “holistic” approach based on each participant’s individual scorecard, overall achievements and manager discretion.
Once the pool is determined, the individual awards are allocated to reflect individual performance provided total awards do not exceed the Funded Pool and Individual awards do not exceed 200% of target.

Payout
Awards will be calculated based on actual performance at the end of the year. Results of the Corporate Financial Performance Scorecard and Strategic Plan Multiplier will be used to determine the incentive pool funding. Achievement of strategic goals and overall risk are assessed and determined by the Committee.
The Committee (with input from the Chief Executive Officer for his reports) will determine the incentive awards to reflect individual performance based on achievements of individual goals and a holistic assessment of overall performance.
Total awards should not exceed the pool and individual awards should not exceed 200% of the executive’s original target. Payouts will be made in cash no later than March 15 after the closing of the Bank’s financials each year.

EXAMPLE

For the illustration, we assume an executive with $100k target incentive opportunity.

1.
The first step will evaluate performance based on the Corporate Scorecard and Strategic Plan achievement. The result of the Corporate Scorecard and Strategic Plan Modifier determines the pool of incentives available for distribution to all executives.

In the illustration below the funding is calculated as:

•	Core Net Income (25% x 100% performance) + Efficiency Ratio (25% x 115%) + Criticized Assets (25% x130%) + Core ROA (25% x 100%) = 111.25% funding for Corporate Financial Performance.

Upon the Committee’s review of strategic plan achievements and in consideration of overall risk, a Strategic Plan Multiplier is determined to be 108%.

As a result, he total funding of the incentive pool is 111.25% x 108% = 120%.

Corporate Financial Performance Scorecard					x	Strategic Plan Multiplier	=	120% Total Incentive Pool
Performance Measure	Performance Goal	Weight	Actual Performance	Pool Allocation
Total Core Net Income	TBD	25%	Target	100%		Upon the Committee’s evaluation of strategic goals achievement and overall risk (85% - 115%)
Annual Core Efficiency Ratio	TBD	25%	Above target	115%
Criticized Assets (Tier 1 + ALLL)	TBD	25%	Near Stretch	130%
Core ROA	TBD	25%	Target	100%
TOTAL		100%	111.25%			108%

The pool is the sum of all the total incentives for the top executives.

2.
Individual performance is considered to determine the actual award. Individual performance can adjust the incentive award up or down, although total awards cannot exceed the pool and no single award should exceed 200% of target (e.g. $200k for our example).

•	If the senior executive did not meet all goals, the award may be less than target.

•	If the senior executive exceeded all goals, the award may be higher than target.

•	The senior executive’s award cannot exceed $200k (200% of $100,000 target incentive opportunity)

TERMS AND CONDITIONS

Eligibility/Participation
Participants must be employed or promoted by October 1st of the Plan Year and actively employed on the payout date to receive an award. In the event that an individual, who is due an incentive payout under the plan terminates his employment with the Bank between January 1 of a Plan Year and the date the incentive is paid, that individual’s incentive will be included in the pool and may be allocated to other participants of the plan.
Payouts
Once the plan funding is known, actual awards will be determined based on individual performance. Awards are scheduled to be paid no later than March 15 after determining the Company’s financial results for the previous year. Payouts are pro-rated based on date of hire or promotion after March 31.

Effective Date
The Plan is effective for fiscal years beginning on and after January 1, 2018 and shall continue thereafter until modified by the Committee. The Committee retains the right as described below to amend, modify or discontinue the Plan at any time during the specified period. The Plan will remain in effect until earned incentive compensation is paid to participants.
Plan Authorization and Oversight
The Plan is authorized by the Committee of the Board of Directors. The Committee has the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration. Any determination by the Committee and/or Board of Directors will be final and binding. The Committee may, in its sole discretion, terminate or modify any aspect of the Plan. However, no Plan amendment or termination will adversely affect an outstanding award.
Plan Changes or Discontinuance
Berkshire has developed the Plan on the basis of existing business, market and economic conditions; current philosophy and staff assignments. If substantial changes occur that affect these conditions, philosophy, assignments, or forecasts, Berkshire may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time. The Committee may, at its sole discretion, waive, change or amend any of the Plan features as it deems appropriate.
Termination of Employment
If a Plan participant is terminated by the Company or resigns, no incentive award will be paid. (See exception for death, disability and retirement below.)
Death, Disability, Retirement and Change in Control
In the event of death, disability and retirement, the Committee may, in its sole discretion, approve a pro rata payout to such Participant. Unless the Committee determines otherwise, in the event of a Participant’s termination of employment on or after a change in control, as defined in the Company’s 2018 Equity Incentive Plan, such Participant’s Award will be paid pro-rata based on the portion of the Plan Year occurring and at the actual level of the performance measures that have been achieved; however, if the performance measurements are not reasonably determinable as of the date of a change in control, such Participant’s Award will be paid pro-rata based on the “target” level.

Ethics and Interpretation
If there is any ambiguity as to the meaning of any terms or provisions of the Plan or any questions as to the correct interpretation of any information contained therein, the interpretation expressed by the Committee will be final and binding.
The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards will subject a participant to disciplinary action up to and including termination of employment. In addition, any incentive compensation under the Plan to which the participant would otherwise be entitled will be revoked.
Participants who have willfully engaged in any activity, injurious to the Bank or Company, will upon termination of employment, death, or retirement, forfeit any incentive award or payment earned during the Plan year in which the termination occurred.
Withholding of Taxes
Incentive awards will be subject to applicable federal (including FICA), state and local tax withholding requirements. The Bank shall have the right to deduct from the incentive awards paid in cash or from other wages paid to the participant any federal, state or local taxes required by law to be withheld with respect to such incentive awards. In the case of incentive awards paid in Bank stock, the Bank may require the participant or other person receiving such shares to pay to the Bank the amount of any such taxes that the Bank is required to withhold with respect to such awards, or the Bank may deduct from other wages paid by the Bank the amount of any withholding taxes due with respect to such awards. If the Compensation Committee so permits, a participant may elect to satisfy the Bank’s income tax withholding obligation, with respect to awards paid, in Bank stock by having shares withheld up to an amount that does not exceed the participant’s minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Committee.
CLAWBACK POLICY ON RECOUPMENT OF INCENTIVE COMPENSATION
The Committee may, in its sole discretion, subject to the terms of this Policy set forth below and to the extent legally permitted, require the return, repayment or forfeiture of any annual or long-term incentive compensation payment or award made or granted to any current or former Executive Officer during the 3-year period preceding a Triggering Event (as defined below). This policy is applicable to awards made or granted only after the effective date.
A “Triggering Event” is defined as restatement of previously reported financial statements due to the material noncompliance with any financial reporting requirement under the securities laws (a “Restatement”) is filed by the Company with the Securities and Exchange Commission (the “SEC”); or misconduct by an “Executive Officer”.
In the case of a Triggering Event, the amount to be returned, repaid or forfeited shall be limited to the excess of (i) the amount of the Executive Officer’s payment or award for the relevant period which was predicated upon achieving certain financial results that were subsequently the subject of the Restatement, correction or adjustment, over (ii) any lower payment or award that would have been made to the Executive Officer based upon the financial results of the Company contained in the Restatement or corrected or adjusted financial results. If the Triggering Event results from misconduct without a Restatement of financial statements, the amount to be repaid or forfeited shall be determined by the Committee and approved by the full Board,
For purposes of this Policy, (i) the term “Executive Officer” means those persons designated by resolution of the Board of Directors of the Company as executive officers as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended, and all participants that are designated at or above the executive level, and (ii) “Misconduct” means fraud, commission of a felony, material violation of any written agreement with or policies of the Company, or any other material breach of fiduciary duty injurious to the Company.
The Committee shall make all determinations regarding the application and operation of this policy in its sole discretion, and all such determinations shall be final and binding for purposes of the application of this policy. Notwithstanding the foregoing, the Committee may amend or change the terms of this Policy at any time for any reason, including as required to comply with the rules of the SEC and the New York Stock Exchange implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Further, the exercise by the Committee of any rights pursuant to this policy shall be without prejudice to any other rights that the Company or the Committee may have with respect to any Executive Officer subject to this policy.

Risk
In order to help insure the Company's safety and soundness, the Committee reserves the right to modify or adjust payments to reflect material regulatory findings and/or asset quality deterioration. A portion of the Company's strategic plan modifier concerns asset quality soundness. A review/comparison of the Company's asset quality results vs. trends, tolerance level ranges and the peer group will be provided to the Committee prior to payout.
Miscellaneous
The Plan will not be deemed to give any participant the right to be retained in the employ of the Bank or Company, nor will the Plan interfere with the right of the Bank or Company to discharge any participant at any time.
In the absence of an authorized, written employment contract, the relationship between executives and the Bank or Company is one of at-will employment. The Plan does not alter the relationship.
The Plan and the transactions and payouts hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the State of Massachusetts.